Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3 333-236497) and related Prospectus of Mereo BioPharma Group plc for the registration of 89,510,410 ordinary shares and to the incorporation by reference therein of our report dated June 15, 2020, with respect to the consolidated financial statements of Mereo BioPharma Group plc included in its Annual Report (Form 20-F) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Reading, United Kingdom

July 2, 2020